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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Flowserve Corporation of our report dated February 20, 1998, included in the 1997 Annual Report to Shareholders of Flowserve Corporation.

We also consent to the incorporation by reference in the Registration Statements pertaining to the 1979 and 1989 Stock Option Plans, The Duriron Company, Inc. Savings and Thrift Plan and Valtek Incorporated Retirement Plan and Trust (Forms S-8 No. 2-66089, 33-28497 and 33-72372, respectively) of our reports dated February 20, 1998, with respect to the consolidated financial statements and schedules included or incorporated by reference herein.



Ernst & Young LLP
Dallas, Texas
March 27, 1998